Exhibit 99.B(11)(a)

[Morrison & Foerster LLP Letterhead]

December [  ], 2014

The Victory Portfolios

3435 Stelzer Road

Columbus, Ohio 43219

Re:                             The Victory Portfolios

Ladies and Gentlemen:

We have acted as counsel to The Victory Portfolios, a Delaware statutory trust (the “Trust”), in connection with certain matters relating to the issuance of Shares of Dividend Growth Fund (the “Acquiring Fund”), a Series of the Trust.  Capitalized terms used herein and not otherwise herein defined are used as defined in the Amended and Restated Trust Instrument of the Trust dated as of March 27, 2000 (the “Governing Instrument”).

We understand that, pursuant to an Agreement and Plan of Reorganization (the “Plan”) to be entered into by the Trust, on behalf of each of the Acquiring Fund and Special Value Fund (the “Acquired Fund”), and subject to the conditions set forth therein, Shares of the Acquiring Fund will be issued to the Acquired Fund and then distributed to the shareholders of the Acquired Fund in connection with the liquidation and termination of the Acquired Fund.

In rendering this opinion, we have examined and relied on copies of the following documents, each in the form provided to us:  the Plan; the Trust’s Registration Statement on Form N-14 (the “Registration Statement”) as filed with the Securities and Exchange Commission on December [  ], 2014, to which the Plan is attached as an exhibit; the Certificate of Trust of the Trust as filed in the Office of the Secretary of State of the State of Delaware (the “State Office”) on December 21, 1995 (the “Certificate”); the Governing Instrument; the Trust Instrument of the Trust dated as of December 6, 1995, as amended February 19, 1997 and October 23, 1997 (as amended, the “Original Governing Instrument”); the Bylaws of the Trust; Post-Effective Amendment No. 26 to the Registration Statement on Form N-1A of The Victory Portfolios, a Massachusetts business trust and the predecessor to the Trust (the “Predecessor Trust”) by which the Trust adopted such Registration Statement and the Predecessor Trust’s Notification of Registration and Registration Statement under the Investment Company Act of 1940, as filed with the Securities and Exchange Commission on December 28, 1995; certain resolutions of the

Trustees of the Trust including resolutions dated December 6, 1995 relating to the organization of the Trust, resolutions dated October 24, 2012 relating to the establishment of the Acquiring Fund and resolutions dated November 11, 2014 relating to the approval and authorization of the Plan (collectively, the “Resolutions” and, together with the Governing Instrument and Bylaws of the Trust, the “Governing Documents”); and a certification of good standing of the Trust obtained as of a recent date from the State Office.  In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, and the legal capacity of natural persons to complete the execution of documents.  We have further assumed for purposes of this opinion:  (i) the due formation or organization, valid existence and good standing of each entity (other than the Trust) that is a party to any of the documents reviewed by us under the laws of the jurisdiction of its respective formation or organization; (ii) the due adoption, authorization, execution and delivery by, or on behalf of, each of the parties thereto of the above-referenced agreements, instruments, certificates and other documents (including, without limitation, the due adoption of the Plan and the Resolutions by the Trustees of the Trust prior to the execution of the Plan and the first issuance of Shares pursuant thereto) and of all documents contemplated by the Governing Documents to be executed by investors desiring to become Shareholders; (iii) the payment of consideration for Shares, and the application of such consideration, as provided in the Governing Documents and the Plan, the satisfaction of all conditions precedent to the issuance of Shares pursuant to the Plan and compliance with all other terms, conditions and restrictions set forth in the Plan and the Governing Documents in connection with the issuance of Shares; (iv) that appropriate notation of the names and addresses of, the number of Shares held by, and the consideration paid by, Shareholders will be maintained in the appropriate registers and other books and records of the Trust in connection with the issuance or transfer of Shares; (v) that no event has occurred, or prior to the issuance of Shares pursuant to the Plan will occur, that would cause a termination, dissolution or reorganization of the Trust under Sections 11.04 or 11.05 of the Original Governing Instrument or Sections 11.04 or 11.05 of the Governing Instrument, as applicable; (vi) that no event has occurred, or prior to the issuance of Shares pursuant to the Plan will occur, that would cause a termination or dissolution of the Acquiring Fund under Sections 2.06 or 11.04 of the Original Governing Instrument or Sections 2.06 or 11.04 of the Governing Instrument, as applicable; (vii) that the activities of the Trust have been and will be conducted in accordance with the terms of the Original Governing Instrument or the Governing Instrument, as applicable, and the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq.; (viii) that the final form of the Plan is in substantially the form presented to the Trustees of the Trust for approval; and (ix) that each of the documents examined by us is in full force and effect, expresses the entire understanding of the parties thereto with respect to the subject matter thereof and has not been amended, supplemented or otherwise modified, except as herein referenced.

We have also examined such records, documents, certificates of public officials and of the Acquiring Fund and the Acquired Fund (the “Funds”), made such inquiries of officials of the Funds, and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth therein.

We are members of the Bar of the State of New York and do not hold ourselves out as experts on, or express any opinion as to, the law of any other state or jurisdiction other than the laws of the State of New York and applicable federal laws of the United States.  In rendering this opinion, without independent verification, and with your permission, we have relied solely upon an opinion of Morris, Nichols, Arsht & Tunnell LLP (the “Local Counsel Opinion”), special Delaware counsel to the Trust, a copy of which is attached hereto, concerning the organization of the Trust and the authorization and issuance of the Shares, and our opinion is subject to the qualifications and limitations set forth in the Local Counsel Opinion, which are incorporated herein by reference.  Further, we express no opinion on the sufficiency or accuracy of any registration or offering documentation relating to the Trust or the Shares.

Our opinion in paragraph (b) below as to the standing of the Trust is based solely upon a certificate of public officials in the state of Delaware and the Secretary’s Certificate.  We have made no independent investigation as to whether such certificates are accurate or complete.

The opinions hereinafter expressed are subject to the following further qualifications and exceptions:

(1)                                 The effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination.

(2)                                 Limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of the Plan; and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where a default under the Plan is not material.

(3)                                 The effect of judicial decisions permitting the introduction of extrinsic evidence to supplement the terms or aid in the interpretation of the Plan.

(4)                                 Except to the extent encompassed by an opinion set forth below with respect to the Trust acting on behalf of itself and the Funds, we express no opinion as to the effect on the opinions expressed herein of (i) the compliance or non-compliance of any party to the Plan with any law, regulation or order applicable to it, or (ii) the legal or regulatory status or the nature of the business of any such party.

(5)                                 Our opinions in paragraph (d) are limited to the laws and regulations that, in our experience, are normally applicable to transactions of the type contemplated in the Plan and to Delaware statutory trusts generally.  In addition and without limiting the previous sentence, we express no opinion herein with respect to the effect of any pension, employee benefit or tax laws, any land use, environmental or similar law, any state or federal antitrust law, Federal Reserve Board margin regulations, any labor laws, any laws governing the regulation of utilities, or any local law.

(6)                                 Except as provided in paragraphs (a) and (b) below, we express no opinion as to compliance or noncompliance of any persons with applicable federal or state securities laws, including the Investment Company Act of 1940, as amended (the “1940 Act”), or as to the effect of noncompliance on the opinions rendered herein.

(8)                                 We express no opinion as to the enforceability of provisions of the Plan providing for indemnification, contribution or exculpation, to the extent such indemnification, contribution or exculpation is against public policy.

(9)                                 We express no opinion as to whether the provisions of the Plan under which the Trust submits to the jurisdiction of one or more New York courts or federal courts located in the State of New York are subject to the application of the doctrine of forum non conveniens or a similar statutory principle or as to the subject matter jurisdiction of the federal courts located in the State of New York to adjudicate any dispute under the Plan.

(10)                          We express no opinion as to the enforceability of provisions of the Plan which purport to establish evidentiary standards or to make determinations conclusive or powers absolute.

(11)                          We express no opinion as to whether New York Gen. Oblig. Law § 5-1401 operates to preclude consideration of a public policy of any jurisdiction other than the State of New York having a substantial relationship to the transactions contemplated by the Plan in determining the enforceability of the choice of law provision contained in the Plan as it relates to any particular provision of the Plan, or as to the effect of such consideration on the opinion expressed in paragraph (c) below.

Based upon and subject to the foregoing, we are of the opinion that:

(a)                                 the Trust is a duly registered, open-end, management investment company, and its registration with the SEC as an investment company under the 1940 Act is in full force and effect;

(b)                                 the Acquiring Fund is a separate portfolio of the Trust, which is a Delaware statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware; and the Board of Trustees of the Trust is authorized to manage the affairs of the Acquiring Fund and has all powers necessary or desirable to carry out such responsibility;

(c)                                  the Plan has been duly authorized, executed and delivered by the Trust on its behalf and on behalf of the Acquiring Fund and, assuming due authorization, execution and delivery of the Plan on behalf of the Acquiring Fund, is a valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

(d)                                 the Shares of the Acquiring Fund to be issued to the Acquired Fund and then distributed to the Shareholders of the Acquired Fund pursuant to the Plan will be duly registered under the Securities Act of 1933, as amended on the appropriate form, and have been duly authorized and upon such issuance will be validly issued, fully paid and non-assessable, and no shareholder of the Acquiring Fund has any preemptive rights to subscription or purchase in respect thereof.

This opinion is solely for your benefit, may not be relied on by any person or for any purpose and is not to be quoted in whole or in part, summarized or otherwise referred to, nor is it to be filed with or supplied to any governmental agency or other person without the written consent of this firm.  We hereby consent to the filing of a copy of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement (or to an amendment thereto).  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.  This opinion letter is rendered as of the date hereof, and we specifically disclaim any responsibility to update or supplement this letter to reflect any events or facts which may hereafter come to our attention, or any changes in statutes or regulations or any court decisions which may hereafter occur.

Very truly yours,

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